                                                                   Exhibit No. 2

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

             AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.,

                                   AMTRS CORP.

                                       AND

                              SIERRACITIES.COM INC.



                          DATED AS OF FEBRUARY 14, 2001
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                                TABLE OF CONTENTS


                                                                                 Page
ARTICLE I THE OFFER..........................................................      2
   Section 1.1  The Offer....................................................      2
   Section 1.2  Offer Documents..............................................      3
   Section 1.3  Company Actions..............................................      4
   Section 1.4  Directors....................................................      6

ARTICLE II THE MERGER   7
   Section 2.1  The Merger...................................................      7
   Section 2.2  Effect of the Merger.........................................      7
   Section 2.3  Closing......................................................      7
   Section 2.4  Consummation of the Merger...................................      7
   Section 2.5  Certificate of Incorporation; By-Laws; Directors
                  and Officers...............................................      7
   Section 2.6  Effect on Capital Stock......................................      8
   Section 2.7  Payment for Shares...........................................      9
   Section 2.8  No Further Rights or Transfers...............................     10
   Section 2.9  Stock Options................................................     10
   Section 2.10 Dissenting Shares............................................     11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................     11
   Section 3.1  Organization and Qualification...............................     11
   Section 3.2  Subsidiaries.................................................     12
   Section 3.3  Authority Relative to Agreements.............................     13
   Section 3.4  Non-Contravention............................................     13
   Section 3.5  Capitalization...............................................     14
   Section 3.6  SEC Filings..................................................     15
   Section 3.7  Financial Statements.........................................     15
   Section 3.8  Absence of Certain Changes or Events.........................     16
   Section 3.9  Governmental Approvals.......................................     16
   Section 3.10 Compliance with Laws; No Default.............................     16
   Section 3.11 Information Supplied.........................................     18
   Section 3.12 Litigation...................................................     18
   Section 3.13 Intellectual Property Rights.................................     18
   Section 3.14 Taxes........................................................     21
   Section 3.15 Employee Benefit Plans; Employment; Labor....................     22
   Section 3.16 Environmental Matters........................................     25
   Section 3.17 State Takeover Statutes; Rights Agreement....................     25
   Section 3.18 Opinion of Financial Advisor.................................     26
   Section 3.19 Brokers......................................................     26
   Section 3.20 Beneficial Interests in Trusts...............................     26
   Section 3.21 Leasing Contracts............................................     26
   Section 3.22 Warehouse Lines..............................................     26
   Section 3.23 Securitization Transactions..................................     27

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
   Section 3.24 Leasing-Contract-Level Representations and Warranties........     27
   Section 3.25 No Recourse..................................................     28
   Section 3.26 Sufficiency of and Title to Assets...........................     28
   Section 3.27 Properties; Leases; Tangible Assets..........................     28
   Section 3.28 Contracts....................................................     29
   Section 3.29 Related Party Transactions...................................     31
   Section 3.30 Inapplicability of Section 2115 of California
                  Corporations Code..........................................     31
   Section 3.31 Certain Business Practices...................................     31
   Section 3.32 Insurance....................................................     32
   Section 3.33 Non-Regulated Industry.......................................     32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER............     32
   Section 4.1  Organization and Qualification...............................     32
   Section 4.2  Authorization of Agreement, Non-Contravention................     32
   Section 4.3  Information Supplied.........................................     33
   Section 4.4  Operations and Assets of Purchaser...........................     34
   Section 4.5  Brokers......................................................     34
   Section 4.6  Availability of Funds........................................     34

ARTICLE V CERTAIN AGREEMENTS.................................................     34
   Section 5.1  Conduct of the Company's Business............................     34
   Section 5.2  Stockholders' Meeting........................................     37
   Section 5.3  Access to Information........................................     38
   Section 5.4  Further Actions..............................................     38
   Section 5.5  Inquiries and Negotiations...................................     39
   Section 5.6  Notification of Certain Matters..............................     41
   Section 5.7  Indemnification..............................................     42
   Section 5.8  Employee Benefits............................................     42
   Section 5.9  FIRPTA Matters...............................................     43

ARTICLE VI CONDITIONS TO THE MERGER..........................................     43
   Section 6.1  Conditions to the Obligations of the Parties.................     43

ARTICLE VII TERMINATION AND ABANDONMENT......................................     44
   Section 7.1  Termination and Abandonment..................................     44
   Section 7.2  Effect of Termination........................................     45

ARTICLE VIII MISCELLANEOUS...................................................     45
   Section 8.1  Nonsurvival of Representations and Warranties................     45
   Section 8.2  Expenses.....................................................     45
   Section 8.3  Publicity....................................................     46
   Section 8.4  Execution in Counterparts....................................     47
   Section 8.5  Notices......................................................     47
   Section 8.6  Waivers......................................................     48
   Section 8.7  Entire Agreement.............................................     48
   Section 8.8  Applicable Law...............................................     48

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
   Section 8.9  Binding Effect, Benefits.....................................     49
   Section 8.10 Assignability................................................     49
   Section 8.11 Amendments...................................................     49
   Section 8.12 Interpretation...............................................     49

ANNEX I CONDITIONS OF THE OFFER..............................................    A-1


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 14, 2001, by and among American Express Travel Related Services Company, Inc., a New York corporation ("Parent"), AMTRS Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and SierraCities.com Inc., a Delaware corporation (the "Company" and, together with Purchaser, hereinafter sometimes referred to as the "Constituent Corporations").

         WHEREAS, each of the Boards of Directors of the Company, Parent and Purchaser has determined that it is in the best interests of its respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein (the "Acquisition");

         WHEREAS, as a first step in the Acquisition, the Company, Parent and Purchaser each desire that Parent cause Purchaser to commence a cash tender offer (as described herein and as it may be amended from time to time as permitted hereunder, the "Offer") to purchase all of the issued and outstanding Common Stock, par value $.01 per share, of the Company ("Company Common Stock") (such shares of Company Common Stock, together with the Rights (as defined in Section 3.5 hereof) associated with such shares, being hereinafter collectively referred to herein as the "Shares"), for $5.68 per Share, or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, to complete the Acquisition, the respective Boards of Directors of the Company, Parent, on its own behalf as a party to this Agreement and as the sole stockholder of Purchaser, and Purchaser has approved this Agreement and the merger of Purchaser with and into the Company (the "Merger"), with the Company as the surviving corporation of the Merger, wherein any issued and outstanding Shares not tendered and purchased by Purchaser pursuant to the Offer (other than Shares described in Section 2.6(b) hereof and Dissenting Shares described in Section 2.10 hereof) will be converted into the right to receive the Merger Consideration (as hereinafter defined), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

         WHEREAS, the Board of Directors of the Company (the "Company Board") has declared that this Agreement is advisable and resolved to recommend that all holders of Shares (the "Stockholders") accept the Offer and approve this Agreement and the Merger, and has determined that the Offer and the Merger are fair to and in the best interests of the Company and the Stockholders;

         WHEREAS, concurrently with the execution and delivery of this Agreement, certain Stockholders (collectively, the "Identified Stockholders") have duly executed and delivered to Parent Tender Agreements pursuant to which, among other things, each of the Identified Stockholders has agreed to tender in the Offer all Shares held, or later acquired, by such Identified Stockholder, granted an irrevocable proxy to Parent and a representative of Parent and agreed to vote all Shares owned, or later acquired, by such Identified Stockholder in favor of the Merger, each on the terms set forth in such Tender Agreement (each a "Tender Agreement"); and

         WHEREAS, the parties desire to make certain representations, warranties and covenants in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                    ARTICLE I
                                    THE OFFER

         Section 1.1 The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof, as promptly as practicable (but in any event not later than eight business days after the public announcement of Purchaser's intention to commence the Offer), Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) the Offer whereby Purchaser shall offer to purchase for cash all of the Shares at the Per Share Amount, net to the seller in cash (subject to reduction for any stock transfer taxes payable by the seller if payment is to be made to an individual or entity other than the Person, as hereinafter defined, in whose name the certificate for such Shares is registered or any applicable federal back-up withholding). For purposes of this Agreement, "Person" shall mean an individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, association, trust, unincorporated organization or other entity, organization or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), including a Governmental Entity (as hereinafter defined). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time (as hereinafter defined), the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amount shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The obligation of Parent to cause Purchaser to consummate the Offer and to accept for payment and to pay for Shares validly tendered in the Offer and not withdrawn in accordance therewith shall be subject to those conditions set forth in Annex I hereto (the "Offer Conditions"), the terms of which are incorporated herein by this reference.

                  (b) Without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to,

                      (i) decrease or change the form of the Per Share
         Amount,

                      (ii) decrease the number of Shares sought in the Offer,

                      (iii) amend or waive the Minimum Condition (as defined in Annex I hereto) or impose conditions other than the Offer Conditions on the Offer,

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
                           (iv) extend the expiration date of the Offer (the
                  date that the Offer, as it may be extended pursuant to this
                  Section 1.1(b), expires being hereinafter referred to as the "Expiration Date"), which shall initially be 20 business days following the commencement of the Offer except (A) as required by law and (B) that, in the event that the Offer Conditions are not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the Offer Conditions to be satisfied, (2) if the Offer Conditions are not satisfied or waived following the extension described in the preceding clause (1), Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the Offer Conditions to be satisfied and (3) if following the extension described in the preceding clause (2) any Offer Condition other than the Minimum Condition (and any Offer Condition that is not capable of being satisfied) is then not satisfied or waived, Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the Offer Conditions to be satisfied, or

                           (v) amend any term of the Offer in any manner adverse
                  to the Stockholders (including to result in any extension that would be inconsistent with the preceding provisions of this
                  Section 1.1(b)); provided, however, that (A) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion, and (B) the Offer may be extended (but not beyond May 31, 2001) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), with Parent hereby expressly reserving the right, in its sole discretion, to effect such an increase.

Except as set forth in clauses (i) through (v) above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any Offer Condition in its sole discretion.

                  (c) Assuming the prior satisfaction or waiver of the Offer Conditions, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. Parent and Purchaser, at Parent's discretion, may elect to provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act.

                  (d) If the Merger Agreement is terminated according to its terms, Parent shall promptly terminate the Offer in accordance with applicable legal requirements.

         Section 1.2 Offer Documents.

                  (a) As promptly as practicable on the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") which shall contain an offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, with any supplements or amendments thereto, the "Offer Documents"). Parent and Purchaser represent, warrant and covenant to the Company that the Offer Documents will comply in all material

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respects with the Exchange Act and any other applicable laws and will contain all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable laws; provided, however, that no representation, warranty or covenant is made herein or will be made by Parent or Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents ("Company Supplied Information"). No representation, warranty or covenant is made herein or will be made by the Company with respect to information contained in, or incorporated by reference into, the Offer Documents other than Company Supplied Information.

                  (b) Parent, Purchaser and the Company shall each promptly correct any information provided by them for use in the Offer Documents if and to the extent that it becomes false or misleading in any material respect and Parent and Purchaser shall jointly and severally take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Purchaser shall comply in all material respects with the provisions of the Exchange Act and other applicable laws. Parent and Purchaser shall afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents, including any amendments thereto, prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent and Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

                  (c) Parent and Purchaser shall disseminate to the Stockholders the Offer Documents to the extent and within the time period required by Regulation 14D promulgated under the Exchange Act.

                  Section 1.3 Company Actions.

                  (a) The Company hereby consents to the Offer and represents the following: (i) the Company Board, at a meeting duly called and held, has by the unanimous vote of all directors of the Company present (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Stockholders, (B) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and each Tender Agreement, each in accordance with the requirements of the DGCL, (C) declared that this Agreement is advisable, and (D) resolved to recommend that the Stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger; (ii) Credit Suisse First Boston ("CSFB") has delivered to the Company Board the opinion described in Section 3.18 hereof;
(iii) the Company has been advised that all of its directors and executive officers presently intend to tender their Shares pursuant to the Offer; and (iv)
Section 203 of the DGCL does not and will not prohibit the Company's authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Offer and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board and the other matters described in this
Section 1.3(a).

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
                  (b) As promptly as practicable on the date of commencement of the Offer and simultaneously with the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Company Board in favor of the Offer and the Merger as described in Section 1.3(a) hereof, subject to the rights of the Company Board set forth in Section 5.5(b) hereof. The Company represents, warrants and covenants that the Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable laws and will contain all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable laws; provided, however, that no representation, warranty or covenant is made herein or will be made by the Company with respect to information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9 (the "Parent Supplied Information"). No representation, warranty or covenant is made herein or will be made by Parent or Purchaser with respect to information contained in, or incorporated by reference into, the Schedule 14D-9 other than the Parent Supplied Information (which Parent Supplied Information shall include the information furnished by Parent as contemplated by the following sentence). The Company will include (or incorporate by reference) in the Schedule 14D-9 information furnished by Parent in writing concerning Parent's designees for directors of the Company as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and will have the Schedule 14D-9 available for inclusion in the initial mailing of the Offer Documents to the Stockholders.

                  (c) The Company, Parent and Purchaser shall each promptly correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect and the Company shall take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable law. The Company will afford Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9, including any amendments thereto, prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                  (d) In connection with the Offer, the Company shall promptly furnish Parent with mailing labels containing the names and addresses of the record Stockholders and with security position listings of Shares held in stock depositories, each as of the latest practicable date, together with all other available listings and computer files containing names, addresses and security position listings of recordholders and beneficial owners of Shares, and will furnish Parent such information and assistance (including updated lists of the Stockholders, mailing labels and listings of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial Stockholders. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser shall, and shall cause each of their respective affiliates, associates, partners, employees, agents and advisors to, hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.1 hereof or if the Offer is otherwise terminated, will deliver promptly to the Company all copies (whether in human or machine readable form) of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         Section 1.4 Directors.

                  (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate the number of directors (the "Parent Designees"), rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section) multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent or Purchaser following the acceptance for payment of Shares pursuant to the Offer bears to the total number of Shares outstanding, and the Company shall promptly take all action necessary to cause each of the Parent Designees to be elected or appointed to the Company Board, including increasing the size of the Company Board and seeking, accepting and securing resignations of incumbent directors. At such time, and from time to time thereafter, to the extent requested by Parent, the Company shall use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board and (B) each Board of Directors of each Company Subsidiary (as hereinafter defined), and each committee thereof, that represents the same percentage as the Parent Designees represent on the Company Board. Notwithstanding the foregoing provisions of this
Section 1.4, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"), provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company Board shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, Parent or Purchaser or any of their respective affiliates and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

                  (b) The Company's obligations to appoint the Parent Designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as such Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.4, so long as Parent shall have provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election or appointment of the Parent Designees pursuant to Section 1.4(a) hereof and until the earlier of the termination of this Agreement or the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company Board, any consent to extension of time for performance of any obligation or action hereunder by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any consent or action by the Company Board hereunder and any other action of the Company hereunder which materially adversely affects the holders of Shares (other than Parent or Purchaser).

                                   ARTICLE II
                                   THE MERGER

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Purchaser shall be merged with and into the Company. Following the Merger, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation").

         Section 2.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall succeed to and assume all of the rights and obligations of the Company and Purchaser in accordance with the DGCL, and the Merger shall otherwise have the effects set forth in the applicable provisions of the DGCL.

         Section 2.3 Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, the consummation of the Merger (the "Closing") shall take place as promptly as practicable, but in no event later than 10:00 a.m. New York time on the second business day following the satisfaction or waiver of all the conditions (other than conditions which, by their nature are to be satisfied at the Closing, but subject to those conditions) to the obligations of the parties to effect the Merger set forth herein (the "Closing Date"), at the offices of Dewey Ballantine LLP, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

         Section 2.4 Consummation of the Merger. At the Closing, the parties hereto shall cause the Merger to be consummated by (a) filing a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL, if any. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being the "Effective Time").

         Section 2.5 Certificate of Incorporation; By-Laws; Directors and Officers.

                  (a) The Certificate of Incorporation of Purchaser in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that, by virtue of the Merger and without any further action on the part of any holder of Shares or any shares of the capital stock of Purchaser, Article I of such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be the name of the

Company) until thereafter amended in accordance with the provisions thereof and as provided by the DGCL. The By-Laws of Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

                  (b) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are elected or appointed and have qualified or as otherwise provided in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         Section 2.6 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of Shares, the shares of capital stock of the Constituent Corporations shall be converted as follows:

                  (a) Common Stock of Purchaser. Each share of common stock of Purchaser that is outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

                  (b) Cancellation of Excluded Shares. Each Share that is owned of record by Parent or Purchaser or held in the treasury of the Company or owned of record by any direct or indirect wholly owned subsidiary of Parent or the Company, but not Shares held in any Company benefit plan (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Shares. Each Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, as hereinafter defined, and (ii) Excluded Shares) shall automatically be converted into and represent the right to receive (pursuant to Section 2.7 hereof) the Per Share Amount in cash payable to the holder thereof, without interest (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.7 hereof. Any payment made pursuant to this Section 2.6(c) and Section 2.7 hereof shall be made net of applicable withholding taxes to the extent such withholding is required by law. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares, the Merger Consideration shall be correspondingly adjusted on a per share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

         Section 2.7 Payment for Shares.

                  (a) Prior to the Effective Time, Parent or Purchaser will designate a bank or other financial institution reasonably acceptable to the Company (the "Disbursing Agent") to receive cash in an amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). At the Effective Time, Parent shall deposit the Exchange Fund, in immediately available funds, with the Disbursing Agent.

                  (b) (i) At or before the Effective Time, Parent shall deliver irrevocable written instructions to the Disbursing Agent in form and substance reasonably satisfactory to the Company to make, out of the Exchange Fund, the payments referred to in Section 2.6(c) hereof in accordance with Section 2.7(c) hereof. Such irrevocable instructions may authorize the Disbursing Agent to invest amounts in the Exchange Fund as Parent directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital, surplus and undivided profits exceeding $500,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Disbursing Agent to make prompt payments to Persons entitled thereto pursuant to this Section 2.7. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement. Any net profit resulting from, or interest or income produced by, such investments shall remain in the Exchange Fund. Parent and the Surviving Corporation jointly and severally agree to cause the Exchange Fund to be promptly replenished to the extent of any net losses incurred as a result of the Permitted Investments.

                           (ii) If after the Effective Time any Person holding of record or beneficially owning Dissenting Shares shall become entitled to receive payment for such Dissenting Shares pursuant to
         Section 262 of the DGCL, Parent shall deliver irrevocable written instructions to the Disbursing Agent to pay either to such Person or to the Surviving Corporation the amount to which such Person is entitled, provided that the payment from the Exchange Fund with respect to any Dissenting Share shall not exceed the Merger Consideration, and provided further that such instructions shall, if sums are to be paid to the Surviving Corporation, be accompanied by a certificate of the Surviving Corporation that any sums so paid shall be remitted by the Surviving Corporation to the Stockholder or beneficial owner entitled thereto in accordance with Section 262 of the DGCL.

                           (iii) Any amount remaining in the Exchange Fund one year after the Closing Date may be refunded to the Surviving Corporation, at its option; provided, however, that Parent and the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) shall jointly and severally continue to be liable for any payments required to be made thereafter pursuant to
         Section 2.6(c) hereof or Section 262 of the DGCL.

                  (c) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than any holder of any Excluded Shares) of a certificate or certificates which, immediately prior to the Effective Time, represented issued and outstanding Shares (other than Dissenting Shares) a letter of transmittal in form reasonably acceptable to Parent (a "Letter of Transmittal") for return to the Disbursing Agent, and instructions for use in effecting the surrender of such certificate or certificates and the receipt of cash for each of such holder's Shares pursuant to Section 2.6(c) hereof. The Disbursing Agent, as soon as practicable following receipt of any such certificate or certificates together with a duly executed Letter of Transmittal and any other items specified in the Letter of Transmittal, shall pay by cashier's check of the Disbursing Agent to the Persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the amount determined by multiplying (i) the number of Shares represented by the certificate or certificates so surrendered by (ii) the Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender of any such certificate or certificates.

                  (d) In the event any such certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to have been lost, stolen or destroyed, the amount to which such Person would have been entitled under Section 2.7(c) hereof but for failure to deliver such certificate or certificates to the Disbursing Agent will nevertheless be paid to such Person; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such Person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation or Parent with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

         Section 2.8 No Further Rights or Transfers. At the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist, and each holder of a certificate or certificates that represented Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company with respect to the Shares represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided pursuant to Section 2.7 hereof or to preserve and perfect such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL and Section 2.10 hereof if such holder has validly exercised and not withdrawn or lost such right, and no transfer of Shares issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

         Section 2.9 Stock Options.

                  (a) As of the Effective Time, each outstanding option to purchase capital stock of the Company (each a "Company Stock Option"), whether or not exercisable and whether or not vested, under any plan or arrangement of the Company providing for the grant of options to purchase Shares (collectively, the "Company Stock Plans"), shall be canceled in exchange for a single lump sum cash payment (less any applicable tax withholdings) payable by the Surviving Corporation, equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, multiplied by the number of Shares then subject to such Company Stock Option.

                  (b) The Company, the Company Board and each committee thereof shall promptly after the date of this Agreement, take all such actions as it is permitted or required to take under the terms of the Company Stock Plans to give effect to Section 2.9(a) hereof, and Parent and Purchaser shall cooperate with the Company therewith.

         Section 2.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares held by a Person (a "Dissenting Stockholder") who does not vote to approve the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and demands an appraisal of such Person's Shares ("Dissenting Shares") shall not be converted as described in Section 2.6 hereof, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws such Dissenting Stockholder's demand or fails to perfect or otherwise loses such Dissenting Stockholder's rights as a Dissenting Stockholder to payment of fair value, in any case pursuant to the DGCL, such Dissenting Stockholder's Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (a) prompt notice of any demands for appraisal of Shares received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser, except as set forth in the Company SEC Filings (as hereinafter defined) or the Schedules hereto (provided, however, that any matter that is disclosed in any Schedule hereto in such a manner as to make its relevance to the information called for by another Section of the Schedules hereto readily apparent shall be deemed to have been included in such other Section, notwithstanding the omission of an appropriate cross-reference thereto, and except as otherwise specified, capitalized terms used but not defined in the Schedules hereto shall have the meanings ascribed to such terms in this Agreement), as follows:

         Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is, and at all times has been, duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not constitute a Material Adverse Effect (as hereinafter defined) on the Company or impair its ability to enforce any material contract or agreement to which it is a party. As used herein, "Material Adverse Effect" shall mean, with respect to any party, one or more events, occurrences, states or actions that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, other than effects due to (i) general economic, market or political conditions or (ii) matters generally affecting the industries in which such Person operates or (iii) the announcement or expectation of this Agreement or (b) the ability of such party to consummate the transactions contemplated by this Agreement. The Company has heretofore made available to Parent complete and correct copies of its minute books, stock records and its Certificate of Incorporation and By-Laws. Such minute books accurately reflect all actions (including written actions) of the Company Board and stockholders of the Company.

         Section 3.2 Subsidiaries.

                  (a) Schedule 3.2(a) hereto lists each corporation, partnership, limited liability company, joint venture and other entity in which the Company, directly or indirectly, including through any subsidiary or otherwise, owns any capital stock or other ownership interest (each a "Company Subsidiary"), and such Schedule 3.2(a) also lists, for each Company Subsidiary,
(i) the Company's ownership therein, whether directly or indirectly, including through any Company Subsidiary or otherwise and (ii) its jurisdiction of incorporation or organization. Each Company Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is, and at all times has been, duly qualified as a foreign corporation, partnership or limited liability company (as applicable) to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not constitute a Material Adverse Effect on the Company or such Company Subsidiary or impair such Company Subsidiary's ability to enforce any material contract or agreement to which it is a party. The Company has heretofore made available to Parent complete and correct copies of the minute books, stock records (if applicable) and the charter and by-laws (or other organizational documents) of each Company Subsidiary. Such minute books accurately reflect all actions (including written actions) of the board of directors and stockholders of each Company Subsidiary, if a corporation, or of the partners, if a partnership, or of the members, managers, governors or similar Persons, if a limited liability company. Except for shares of, or other ownership interests in, the Company Subsidiaries, the Company does not own of record or beneficially, directly or indirectly, any shares of outstanding capital stock of, or other ownership interest in, any other corporation, partnership, limited liability company, joint venture or other entity.

                  (b) All the outstanding shares of capital stock of, or other ownership interests in, each Company Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned Company Subsidiary, free and clear of any liens, mortgages, rights of third parties, restrictions, claims, charges, security interests, pledges, encumbrances or other impairments to title of any kind (collectively, "Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares.

                  (c) There are not outstanding (i) any options, warrants or other rights to purchase from the Company or any Company Subsidiary any capital stock or other securities of the Company or any Company Subsidiary, (ii) any securities, notes or other indebtedness convertible into or exchangeable for shares of such capital stock or securities, (iii) any other commitments or rights of any kind for the Company or any Company Subsidiary to issue additional shares of capital stock, options, warrants or other securities or (iv) any equity equivalent or other ownership interests in the Company or any Company Subsidiary or similar rights.

                  (d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which any of them is bound or of which the Company has knowledge relating to the voting or registration of any shares of capital stock of the Company or restricting any stockholders of the Company from selling or otherwise disposing of any Shares.

         Section 3.3 Authority Relative to Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares pursuant to the DGCL and the Certificate of Incorporation and By-Laws of the Company (the "Company Stockholder Approval"), to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

         Section 3.4 Non-Contravention.

                  (a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not (a) conflict with any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of the Company Subsidiaries, (b) result (with or without the giving of notice or the lapse of time or both) in any violation or breach of or default or loss of a benefit under, or permit the acceleration, cancellation or termination of any obligation under, or require the consent of any third party under, or create any entitlement to any payment or benefit under, any mortgage, indenture, lease, contract, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Company Subsidiary or any Trust (as defined hereinafter) or their respective properties, including those to which the Company or any Company Subsidiary or their respective properties are bound, or (c) result in the creation or imposition of any Lien upon any asset of the Company, any Company Subsidiary or any Trust, other than (in the case of clauses (b) and (c) above) such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) Schedule 3.4(b) hereto lists each material mortgage, indenture, lease, contract, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation under which the execution and delivery of this Agreement by the Company does or the consummation of the transactions contemplated hereby would result in any violation or breach of or default or loss of a benefit, or would permit the acceleration, cancellation or termination of any obligation or require notice to or the consent of any third party, or create any entitlement to any payment or benefit (each a "Required Consent"). Except as listed on
Schedule 3.4(b) hereto as a Required Consent, neither the Company nor any of the Company Subsidiary was, is or will be required to make any filing with, or obtain any consent from, any Person in connection with the execution or delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby.

                  (c) Except as listed on Schedule 3.4(c) hereto, neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company or any Company Subsidiary (whether or not under any Company Plan, as hereinafter defined), or materially increase the benefits payable or provided under any Company Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

         Section 3.5 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock. As of February 12, 2001, 18,968,640 Shares were outstanding, all of which were duly and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right, and no preferred shares were outstanding. As of February 13, 2001, 2,126,246 Shares were issuable under the Company Stock Plans. Except as set forth herein or for Shares issued under the Company Stock Plans since such date pursuant to Company Stock Options granted prior to such date and the preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement (as defined in Section
3.17 hereof), no subscription, warrant, option, convertible security, stock appreciation right, phantom stock, performance share or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of or other interest in any class of capital stock of the Company or any Company Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Company Subsidiary to issue any share, warrant, option or convertible security, stock appreciation right, phantom stock, performance share or other right or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Schedule 3.5 hereto lists all outstanding options granted under the Company Stock Plans, including the identity of the Company Stock Plan under which each such option was granted, the date of each grant, the identity of each optionee, the number of Shares for which such option may be exercised and the exercise price and vesting schedule for each such option. Complete and accurate copies of the material agreements relating to the Company Stock Options have been provided to Parent. Neither the Company nor any Company Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock, option to purchase capital stock or any interest in any such capital stock or option or to pay any dividend or make any other distribution in respect thereof. No Rights are currently exercisable or will become exercisable because of the execution and delivery of this Agreement or the Tender Agreements or the consummation of the transactions contemplated hereby or thereby and no holder of Rights is currently entitled to trade any Rights separately from the Company Common Stock held by such holder or will become entitled to separately trade any Rights because of the execution and delivery of this Agreement or the Tender Agreements or the consummation of the transactions contemplated hereby or thereby. All convertible preferred shares of the Company have been correctly converted into the number of Shares provided under the Certificates of Designations for such preferred stock. There are no existing registration covenants of the Company with respect to any outstanding Shares except those listed in Schedule 3.5, and all holders of Shares subject to registration rights have received timely notice of the right to exercise those rights in accordance with the requirements of the agreements providing for such registration rights.

         Section 3.6 SEC Filings. The Company has made available to Parent true and complete copies of each form, report, schedule, definitive proxy statement and registration statement (and all amendments thereto) filed by the Company with the SEC subsequent to January 1, 1997 and on or prior to the date hereof (collectively, the "Company SEC Filings"), which are all forms, reports, schedules, statements, amendments and other documents (other than preliminary material) that the Company was required to file with the SEC. The Company SEC Filings (including any financial statements or schedules included therein) (a) were prepared in material compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and all regulations of the SEC promulgated thereunder, (b) included all exhibits required by such laws and regulations and (c) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Section 3.7 Financial Statements. Schedule 3.7 hereto includes the unaudited consolidated balance sheet of the Company as of December 31, 2000 and the unaudited consolidated statement of operations for the year ended December 31, 2000. The consolidated financial statements of the Company included in the Company SEC Filings or on Schedule 3.7 hereto (the "Consolidated Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and consistent with prior periods, subject, in the case of unaudited interim Consolidated Financial Statements, to normal year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures, and, in the case of the unaudited Consolidated Financial Statements at and for the year ended December 31, 2000, to immaterial year-end audit adjustments and the absence of required footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings or on Schedule 3.7 hereto fairly present in all material respects the consolidated financial position of the Company as of their respective dates, and the consolidated statements of operations, cash flows and stockholders' equity included in the Company SEC Filings or on Schedule 3.7 hereto fairly present in all material respects the consolidated results of operations, cash flows and stockholders' equity of the Company for the respective periods then ended, subject, in the case of unaudited interim Consolidated Financial Statements, to normal year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures, and, in the case of the unaudited Consolidated Financial Statements at and for the year ended December 31, 2000, to immaterial year-end audit adjustments and the absence of required footnote disclosures. Neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet, except for those that (a) are accrued or reserved against in the Company's financial statements (or accurately reflected in the notes thereto) included in the Company SEC Filings or on Schedule 3.7 hereto or (b) were incurred subsequent to December 31, 2000 in the ordinary course of business and consistent with past practice and do not constitute a Material Adverse Effect on the Company.

         Section 3.8 Absence of Certain Changes or Events. Since December 31, 2000, (a) the Company and each Company Subsidiary has conducted its business only in the ordinary course, (b) there has not been any Material Adverse Effect with respect to the Company, (c) the Company and the Company Subsidiaries have not made any capital expenditure which, when added to all other capital expenditures made on behalf of them exceeds $150,000 in the aggregate, (d) the Company and the Company Subsidiaries have not, other than in the ordinary course of business, written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; and (e) neither the Company nor any Company Subsidiary has taken any action which, had it occurred on or after the date of this Agreement, would constitute a breach of any covenant contained in Section 5.1 hereof.

         Section 3.9 Governmental Approvals. Except as listed in Schedule 3.4(b) hereto as a Required Consent, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority (each a "Governmental Entity") is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (a) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (c) the filing with the SEC of the Schedule 14D-9 and such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and (d) such consents, approvals, orders or authorizations of Governmental Entities which if not obtained, or registrations, declarations or filings with Governmental Entities which if not made, would not constitute a Material Adverse Effect on the Company.

         Section 3.10 Compliance with Laws; No Default.

                  (a) Neither the Company nor any Company Subsidiary is in default under or in violation of any order, judgment or decree of any court, governmental authority or arbitration board or tribunal to which the Company or any Company Subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Company Subsidiary is or was subject, except for such defaults or violations that would not have a Material Adverse Effect on the Company. Neither the Company nor any

Company Subsidiary has, as of the date hereof, failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or assets or to the conduct of its business, which failure would have a Material Adverse Effect on the Company.

                  (b) No violation of, default or event of default under, loss of benefit under, or right to terminate, cancel or accelerate (each a "Violation") exists under, and no event has occurred which (with or without notice or the lapse of time or both) would constitute a Violation of, any term, condition or provision of (i) the Certificate of Incorporation or by-laws (or other organizational documents) of the Company or any Company Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, Contract (as hereinafter defined) or other agreement, obligation or commitment, instrument, permit, concession, franchise or license to which the Company, any Company Subsidiary or any Trust is now a party or by which the Company, any Company Subsidiary or any Trust or any of their respective properties or assets is bound except in the case of clause (ii) above for Violations which would not have a Material Adverse Effect on the Company.

                  (c) The Company and each Company Subsidiary has all approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities (each a "Permit") that are required as of the date hereof by any Governmental Authority to allow the Company and each Company Subsidiary to operate their respective businesses in substantially the same manner as currently operated, except for any Permit the failure of which to obtain would not constitute a Material Adverse Effect on the Company. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, of which the Company or any Company Subsidiary has received formal or informal written notice or of which the Company has knowledge, or, to the knowledge of the Company, is or has been threatened by any Governmental Entity or other entity with respect to any alleged failure by the Company or any Company Subsidiary to have any Permit required in connection with its business or otherwise applicable to its business or with respect to any proposed suspension, revocation, non-renewal or similar action in respect of any Permit, except where the failure to have any such permit would not constitute a Material Adverse Effect on the Company. Schedule 3.10(c) hereto lists each material federal, state, local and foreign Permit that is currently in full force and effect relating to any such business. The Company and the Company Subsidiaries have supplied Parent with true, complete and accurate copies of all correspondence received, since January 1, 1997, by the Company, the Company Subsidiaries or their respective predecessors in interest from state, federal or foreign regulatory authorities that regulate the business of the Company or of any Company Subsidiary.

                  (d) Schedule 3.10(d) hereto lists each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under applicable law to be obtained by the Company or any of the Company Subsidiaries by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby pursuant to any Permit. None of the Permits will be terminated or become terminable or impaired as a result of the transactions contemplated hereby so as to have a Material Adverse Effect on the Company.

         Section 3.11 Information Supplied.

                  (a) Each of the Schedule 14D-9 and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby and the information supplied by the Company to Parent for inclusion or incorporation by reference in any documents to be filed with the SEC (including any documents to be filed by Parent or Purchaser with the SEC), will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (b) Notwithstanding the foregoing provisions of this Section 3.11, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 4.3 hereof.

         Section 3.12 Litigation. There is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or their respective properties or rights, before any court or governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company. All material pending litigation involving the Company or any Company Subsidiary, as of the date of this Agreement, is listed in Schedule 3.12 hereto.

         Section 3.13 Intellectual Property Rights.

                  (a) Except as would not have a Material Adverse Effect on the Company, the Company and each Company Subsidiary has good title to and is the sole owner, free and clear of any Lien (except for (i) any Lien for current taxes not yet due and payable and (ii) minor Liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Company Rights (as hereinafter defined) subject thereto or materially impair the operations of the Company or any Company Subsidiary), of, or has a valid license, without the payment of any royalty, license fee or other amount to any Person except with respect to off-the-shelf software, to, all (A) U.S. and foreign trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, inventions, classes and types of patents, registered designs, copyrights, computer software and databases, whether or not registered, including all grants, registrations and applications relating thereto and (B) all other trade secrets, know-how and intellectual property rights (collectively, the "Intellectual Property Rights") now or formerly used in its respective business or necessary for the conduct of its respective business as now conducted (such Intellectual Property Rights owned by, or licensed to, the Company or one of the Company Subsidiaries, subject to such exception, are referred to herein collectively as the "Company Rights"). Schedule 3.13(a) hereto sets forth, with respect to each Company Right owned by the Company or any Company

Subsidiary and registered with any Governmental Authority or for which an application has been filed with any Governmental Authority (x) a brief description of such Company Rights and (y) the names of the jurisdictions covered by the applicable registration or application. Schedule 3.13(a) hereto identifies and provides a brief description of, and identifies any royalty or payment obligations in excess of $10,000 individually or $25,000 in the aggregate during the full term of such obligation with respect to, each Company Right that is licensed or otherwise made available to the Company or any Company Subsidiary by any Person and is material to the business of the Company or any Company Subsidiary (except for any Company Right that is licensed to the Company or any Company Subsidiary under any third party software license generally available to the public), and identifies the Contract under which such Company Right is being licensed or otherwise made available to the Company or any Company Subsidiary. The Company's rights and the rights of each Company Subsidiary in the Company Rights are valid and enforceable. Neither the Company nor any Company Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of the Company Rights that challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, or any Company Subsidiary in, any Company Rights. Neither the Company nor any Company Subsidiary is in violation or infringement of, or has violated or infringed, any Intellectual Property Rights of any other Person, and, to the Company's knowledge, no Person is infringing any Company Rights. Neither the Company nor any Company Subsidiary has any agreement to indemnify any Person against any charge of infringement of any Intellectual Property Rights, other than indemnification provisions usual and customary for the Company's industry contained in purchase orders or license agreements arising in the ordinary course of business.

                  (b) The Company has implemented measures in accordance with industry practice to protect its Intellectual Property Rights, and those of each Company Subsidiary, in relation to its employees, independent contractors and consultants, and those of each Company Subsidiary, and has entered into agreements with those employees, independent contractors and consultants who are software developers assigned to the software development group of the Company, as well as any other Person who has access to the source code of the Company Rights, that (i) bind such Persons to keep confidential and not disclose to any other Person any of the trade secrets, know-how and other confidential Intellectual Property Rights of the Company and each Company Subsidiary and (ii) assign to the Company or a Company Subsidiary all of the employee's, contractor's or consultant's rights, including all Intellectual Property Rights, in any Intellectual Property created or developed thereby that is used in connection with, or that relates to, the business of the Company or any Company Subsidiary. To the knowledge of the Company, no employee of the Company or any Company Subsidiary has entered into any contract or other agreement with any Person (other than the Company or the applicable Company Subsidiary) that restricts or limits in any way the scope or type of work in which the employee may be engaged for the Company or such Company Subsidiary or requires the employee to transfer, assign or disclose information concerning the employee's work with the Company or such Company Subsidiary to any other Person.

                  (c) The Company Rights constitute all the Intellectual Property Rights necessary to enable the Company and each Company Subsidiary to conduct its business in the manner in which such business has been, and is being, conducted. Neither the Company nor any Company Subsidiary has (i) licensed any of the Company Rights to any Person on an exclusive basis or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Company or any Company Subsidiary to exploit fully any material Company Rights or to transact business in any market or geographical area or with any Person.

                  (d) The source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to the Software Products and Internal Software Systems (each as hereinafter defined) are complete in all material respects, have been faithfully and accurately compiled in accordance with standards generally practiced by companies whose principal business is the acquisition, origination, sale and servicing of equipment leases and are sufficient to permit the Company and each Company Subsidiary to support and maintain its products and services and enforce its rights to control or prevent use of the Software Products and Internal Software Systems by others. The Software Products and Internal Software Systems under development by the Company or any Company Subsidiary are being developed in accordance with standards generally practiced by companies whose principal business is creation or development of software. "Internal Software Systems" means the computer software (excluding the Software Products), computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized or software systems that are used or relied on by the Company or any Company Subsidiary for its internal operations. "Software Products" means the computer software programs licensed by the Company or any Company Subsidiary to any other Person, including the functional requirements, design specifications, documentation and all other specifications applicable thereto. Schedule 3.13(d) hereto contains a true, correct and complete list of all Software Products.

                  (e) The Software Products and Internal Software Systems substantially conform to the Company's and each Company Subsidiary's functional requirements, design specifications, documentation and other specifications and perform substantially in accordance with the foregoing.

                  (f) The Company and each Company Subsidiary has taken all actions which a reasonably prudent Person in the Company's or such Company Subsidiary's business would take to protect against the existence of (i) any protective, encryption, security or lock-out devices that might in any way interrupt, discontinue or otherwise adversely affect the Software Products and Internal Software Systems or the use thereof by the Company or any Company Subsidiary and (ii) any so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials that could improperly interfere with the operation or use of the Software Products and Internal Software Systems, wrongfully or without authorization by the Company or any Company Subsidiary. The Company and each Company Subsidiary has been and continues to be in full compliance with the on-line data privacy policy posted on the Company's web page.

                  (g) The Company and each Company Subsidiary has taken all actions that a reasonably prudent Person in the Company's or such Company Subsidiary's business would take to maintain its source code as confidential and proprietary, to protect against the loss, theft or unauthorized use of such source code, and to protect and preserve the confidentiality of all Intellectual Property Rights not otherwise protected by patents, patent applications. Neither the

Company nor any Company Subsidiary has authorized the use, disclosure or appropriation of Intellectual Property Rights to a third party except pursuant to the terms of a written agreement between the Company and such third party. The Company's and each Company Subsidiary's use, disclosure and appropriation of Intellectual Property Rights not owned by the Company or such Company Subsidiary has been pursuant to the terms of a written agreement between the Company or such Company Subsidiary and the owner of such Intellectual Property Rights, or is otherwise lawful.

         Section 3.14 Taxes.

                  (a) The Company and each Company Subsidiary has (i) timely filed all federal and all material other Tax Returns (as hereinafter defined) required to be filed by it as of the date hereof in respect of any Taxes (as hereinafter defined), which Tax Returns are true, correct and complete in all material respects, (ii) timely paid all Taxes that were required to have been paid, (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the Company and the Company Subsidiaries and the results of their operations through the date hereof and will not have incurred any material liability for Taxes for the period commencing after the date hereof and ending immediately prior to the Effective Time, other than in the ordinary course of business and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (b) There is no deficiency, claim, audit, action, suit, proceeding or investigation now pending against or with respect to the Company or any Company Subsidiary in respect of any material Taxes. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Company Subsidiary and any taxing authority.

                  (c) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing consolidated, combined or unitary Tax Returns other than a group for which the Company was the common parent.

                  (d) Neither the Company nor any Company Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority any agreement or other document extending or having the effect of extending the period for assessments or collection of any material Taxes for which the Company or any Company Subsidiary would be liable, which period has not since expired.

                  (e) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any payments that would not be deductible, in full or in part, by reason of the limitation imposed by Section 162(m) of the Code or (ii) would require the Company or any Company Subsidiary to pay, reimburse or indemnify any Person against, any tax imposed pursuant to Section 4999 of the Code.

                  (f) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean (i) all income, franchise, sales, gross receipts, use, ad valorem, property, payroll, FICA, withholding, excise, severance, transfer, employment or unemployment, alternative or add-on minimum, stamp, occupation, premium, environmental, windfall profits and other taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local, foreign or other taxing authority,
(ii) any liability for payment of amounts described in clause (i) above, whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement. For purposes of this Agreement, "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

                  (g) There are no material Liens for Taxes (other than current Taxes not yet due and payable or delinquent) on the assets of the Company or any Company Subsidiary.

                  (h) No claim has ever been made in writing by a taxing authority in a jurisdiction where either the Company or any Company Subsidiary does not file a Tax Return that either the Company or any Company Subsidiary is, or may be subject to, taxation in that jurisdiction.

                  (i) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (j) Neither the Company nor any Company Subsidiary is a party to any Tax sharing, Tax indemnification or Tax allocation agreement.

                  (k) No property of the Company or any Company Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (l) Neither the Company nor any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Code.

                  (m) Neither the Company nor any Company Subsidiary has granted a power of attorney to any Person that currently is in effect with respect to any open tax period.

                  (n) The Company has made available to Parent true and correct copies of all requested Federal, state, local and foreign income tax returns with respect to the Company and each Company Subsidiary.

         Section 3.15 Employee Benefit Plans; Employment; Labor.

                  (a) Schedule 3.15(a) hereto sets forth a true and correct list of each deferred compensation, stock option, bonus, stock appreciation, phantom stock or other incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "pension plan" (within the meaning of

Section 3(2) of ERISA), each employment, termination or severance agreement and each other fringe benefit or employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any employee or former employee (or any of their dependants) of the Company or any Company Subsidiary. Such plans are referred to collectively herein as the "Company Plans".

                  (b) The Company has heretofore made available to Parent with respect to each of the Company Plans true and correct copies of each of the following documents if applicable: (i) the Company Plan document including all amendments thereto, and all related trust documents, insurance contracts and annuity contracts, (ii) the most recent determination letter from the Internal Revenue Service for such Company Plan, (iii) the most recent summary plan description and related summaries of material modifications, (iv) the Form 5500 tax forms for each of the last two years and (v) all registration statements, annual reports and prospectuses prepared in connection with each Company Plan.

                  (c) Each of the Company Plans is in material compliance with its terms and with the applicable provisions of the Code and ERISA. Each of the Company Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Company Plan is qualified and the Company knows of no condition or event that could reasonably be expected to adversely affect such status. Neither the Company, any Company Subsidiary nor any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") has had in the previous six years (i) any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code, or (ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). There are no pending, or to the knowledge of the Company, threatened or anticipated disputes, suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto except as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

                  (d) With respect to each Company Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA, except for any such transactions which would not be reasonably likely to have a Material Adverse Effect on the Company.

                  (e) Neither the Company nor any Company Subsidiary is party to any agreement with any employee the benefits of which (including severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement.

                  (f) No Company Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable statute, and neither the Company nor an ERISA Affiliate has ever represented, promised or contracted to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                  (g) The Company and each ERISA Affiliate has, on and prior to the Effective Time, complied in all material respects with the health care continuation requirements of COBRA, the requirements of Family Medical Leave Act of 1993, as amended, or any similar provisions of state law applicable to its employees.

                  (h) No union or other collective bargaining unit has been certified as representing any of the employees of the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary agreed to recognize any union or other collective bargaining unit. There are no pending or, to the Company's knowledge, threatened organizational efforts or representation petitions to certify any such union or unit. There are no labor disputes pending or threatened involving strikes, work stoppages, slowdowns or lockouts with respect to employees of the Company or any Company Subsidiary. There are no grievance proceedings or claims of unfair labor practices filed or, to the Company's knowledge, threatened to be filed with the National Labor Relations Board against the Company or any Company Subsidiary.

                  (i) Since December 31, 1998, neither the Company nor any Company Subsidiary has received any citation or other notification for the violation of occupational and health safety laws or regulations.

                  (j) All individuals who are performing or, since December 31, 1998, have performed services for the Company or any of the Company Subsidiaries and are or were classified by the Company or any of the Company Subsidiaries as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978, as amended by Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

                  (k) There are no complaints, charges or claims against the Company or any Company Subsidiary pending, or, to the Company's knowledge, threatened to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary that would reasonably be expected to have a Material Adverse Effect on the Company.

                  (l) The Company and each Company Subsidiary is in compliance in all material respects with all laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers' compensation.

                  (m) There has been no "mass layoff' or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the Company or any Company Subsidiary or similar acts that would trigger notification requirements or liability to employees under any federal, state, local or foreign law or regulation relating to plant closings.

         Section 3.16 Environmental Matters. The Company and each Company Subsidiary conducts its business and operations in material compliance with all applicable environmental laws, ordinances and regulations, and neither the Company nor any Company Subsidiary has received notice of, or, to the knowledge of the Company is subject to, any pending or threatened claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Company Subsidiary, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, no notice of any material Environmental Event was given to any Person that occupied any of the premises occupied by or used by the Company or any Company Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the best knowledge of the Company, neither the Company nor any Company Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in violation of law, which would have a Material Adverse Effect on the Company.

         Section 3.17 State Takeover Statutes; Rights Agreement.

                  (a) The Company Board has approved this Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Offer, the Merger, the Tender Agreements, the other transactions contemplated hereby and any other transaction with the Company or any Company Subsidiary by Parent, Purchaser or any of Parent's other affiliates the provisions of Section 203 of the DGCL.

                  (b) The Rights Agreement, dated as of December 30, 1998 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as rights agent, has been amended to (i) render the Rights Agreement inapplicable to this Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated hereby and (ii) ensure that (A) none of Parent, Purchaser or its other subsidiaries is an Acquiring Person and (B) a Distribution Date, a Triggering Event or Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the execution of this Agreement or the Tender Agreements, the consummation of the Offer or the Merger, or the consummation of the other transactions contemplated by this Agreement. No Distribution Date, Triggering Event or Stock Acquisition Date has occurred at any time under the Rights Agreement, and no Person is, or at any time has been, an Acquiring Person under the Rights Agreement.

                  (c) The only stockholder vote necessary to consummate the Merger under the DGCL and the Company's Certificate of Incorporation and By-Laws is the affirmative vote of the holders of two-thirds of the outstanding Shares constituting the Company Stockholder Approval.

         Section 3.18 Opinion of Financial Advisor. The Company has received the opinion of CSFB, dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders, other than Parent, from a financial point of view, a copy of which opinion has been (or promptly will be) delivered to Parent.

         Section 3.19 Brokers. No Person is entitled to any brokerage or finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of the Company or any Company Subsidiary, other than CSFB pursuant to an engagement letter, dated May 3, 2000, and an amendment thereto, dated September 18, 2000, copies of which have been made available to Parent.

         Section 3.20 Beneficial Interests in Trusts. Schedule 3.20 hereto sets forth (i) a complete and accurate list of all common law trusts, owner trusts or business trusts in which the Company or any Company Subsidiary, directly or indirectly, owns a beneficial interest (the "Trusts") and (ii) the percentage interest directly or indirectly owned by the Company and each such Company Subsidiary in each Trust. Each Trust was organized for the purpose of acquiring and holding Leasing Contracts (as hereinafter defined) or beneficial interests in other Trusts and for the purpose of financing Contracts through Warehouse Lines or through Securitization Transactions. For all purposes of this Agreement, "Leasing Contract" means each of the agreements evidencing the indebtedness of the related obligor(s), including, as applicable, schedules, supplements and amendments thereto, under which the Company, a Company Subsidiary or a third party from whom the Company or a Company Subsidiary acquired any such agreements or on behalf of whom the Company or any Company Subsidiary services any such agreement, as applicable, leases or finances specified equipment or other assets to an obligor. For all purposes of this Agreement, "Warehouse Line" means any line of credit, loan agreement or other credit facility (other than any Securitization Transaction) pursuant to which Leasing Contracts are financed. For all purposes of this Agreement, "Securitization Transaction" means any transaction, however named, between the Company, a Company Subsidiary or a Trust and any one or more purchasers or investors that provides for the monetization of a discrete pool or pools of Leasing Contracts through debt securities or ownership interests issued by a trust, corporation, partnership or other entity (including a Trust) that owns Leasing Contracts in connection with a Securitization Transaction for the benefit of the securities holders (a "Securitization Entity") supported or backed by Leasing Contracts that have been transferred to such Securitization Entity by the Company, a Company Subsidiary or a Trust.

         Section 3.21 Leasing Contracts. The Company has previously delivered to the Parent and Purchaser a data tape on which certain information regarding the pools of Leasing Contracts subject to the Warehouse Lines and the Securitization Transactions as of December 31, 2000 is recorded. The information contained in such tape is true and correct in all material respects.

         Section 3.22 Warehouse Lines. Schedule 3.22 hereto sets forth a list of each Warehouse Line as of January 1, 2001, together with the aggregate discounted principal balance of Leasing Contracts subject to each such Warehouse Line as of such date (discounted in the manner specified in the agreements and arrangements pursuant to which it is bound under a Warehouse Line (such agreements and arrangements are collectively referred to herein as the "Warehouse Instruments")). Each Warehouse Line is in full force and effect at the date hereof.

         Section 3.23 Securitization Transactions.

                  (a) Schedule 3.23 hereto sets forth a list of each Securitization Transaction as of January 1, 2001, together with the aggregate discounted principal balance of Leasing Contracts subject to each such Securitization Transaction as of such date (discounted in the manner specified in the related Securitization Instruments).

                  (b) Each of the Company, the Company Subsidiaries and the Trusts has complied, in all material respects, with (i) all obligations and all conditions to be performed or satisfied by it with respect to all agreements and arrangements pursuant to which it is bound under a Securitization Transaction (such agreements and arrangements are collectively referred to as the "Securitization Instruments") and (ii) all applicable laws relating to Securitization Transactions.

                  (c) All required federal, state and local tax and information returns and elections relating to any Securitization Transaction for which the Company, any Company Subsidiary or any Trust is responsible under the Securitization Instruments have been accurately prepared and properly and timely filed, and any taxes required to have been paid with respect to any Securitization Entity or Securitization Transaction have been paid as of the date hereof.

         Section 3.24 Leasing-Contract-Level Representations and Warranties. The Company makes the representations and warranties set forth in this Section 3.24 regarding each Leasing Contract subject to a Warehouse Line or Securitization
Transaction:

                  (a) To the knowledge of the Company, each Leasing Contract was eligible (as determined in accordance with the provisions of the related Securitization Instruments or Warehouse Instruments, as the case may be, at the time of such financing or sale) for financing or sale under the applicable Warehouse Line or Securitization Transaction or has been repurchased. To the knowledge of the Company, there exists no fact or circumstance that would entitle, in accordance with the provisions of the related Securitization Instruments or Warehouse Instruments, as the case may be, (i) any entity that is a trustee for the benefit of securities holders in any Securitization Transaction, (ii) any lender under any Warehouse Line or (iii) any holder of securities issued in a Securitization Transaction to demand from the Company, any Company Subsidiary or any Trust either the repurchase of any Leasing Contract or indemnification for losses.

                  (b) The origination, sale and servicing of the Leasing Contracts comply, in all material respects, with (i) all contractual obligations of the Company, any Company Subsidiary or any Trust with respect to any Securitization Transaction or Warehouse Line, (ii) all underwriting guidelines of the Company or any Company Subsidiary and (iii) all applicable federal, state and local legal and regulatory requirements applicable to the Company, any Company Subsidiary or any Trust (including usury, truth-in-lending, consumer protection and equal credit opportunity laws), except where the failure to comply with such legal or regulatory requirement would not have a Material Adverse Effect on the Company.

                  (c) No Leasing Contract is (i) a "consumer" lease under
Article 2A of the Uniform Commercial Code or (ii) a consumer credit contract subject to the provisions of 16 CFR Part 433.

         Section 3.25 No Recourse. None of the Securitization Instruments or the Warehouse Lines or any other arrangement provides for Recourse (as hereinafter defined) to the Company or any Company Subsidiary. "Recourse" means any arrangement pursuant to which the Company or any Company Subsidiary bears the risk of any part of the ultimate credit losses incurred in connection with a default under or realization against a Leasing Contract not owned by the Company or any Company Subsidiary, except to the extent such risk of loss (i) is based upon a breach by the Company or any Company Subsidiary of any of their contractual representations, warranties or covenants contained in any Warehouse Line or Securitization Instrument or (ii) arises out of the beneficial ownership of the Company or any Company Subsidiary in a Trust.

         Section 3.26 Sufficiency of and Title to Assets. Except as set forth in
Schedule 3.26 hereto, each of the Company and the Company Subsidiaries has title to, or the right to use, all material assets, whether tangible or intangible, used in the operation of its business and such material assets constitute all material assets necessary to operate the business (the "Business") of the Company and the Company Subsidiaries as a going concern consistent with past practice.

         Section 3.27 Properties; Leases; Tangible Assets.

                  (a) Neither the Company nor any of the Company Subsidiaries owns any real property other than the real property listed in Schedule 3.27(a) hereto (the "Owned Real Property"). Neither the Company nor any of the Company Subsidiaries has a leasehold interest in any real property other than the real property listed in Schedule 3.27(a) hereto (the "Leased Real Property", and the Owned Real Property and the Leased Real Property are, collectively, the "Real Property"). The Real Property constitutes all of the real property used in the Business. True, complete and correct copies of all lease agreements and amendments thereto with respect to the Leased Real Property have been supplied to Parent prior to the date hereof. True, complete and correct copies of the legal descriptions of each parcel of Owned Real Property and all title insurance policies issued to the Company or any Company Subsidiary with respect to any Owned Real Property have been supplied to Parent prior to the date hereof. The Company and each of the Company Subsidiaries has, and, upon consummation of the transactions contemplated hereby, will continue to have, good and marketable title to the Owned Real Property and a good and valid leasehold interest in the Leased Real Property being leased by it, in either case free and clear of all Liens except Permitted Liens (as hereinafter defined). None of the assets of the Company or any Company Subsidiary is owned jointly with any other Person, including any affiliates of the Company.

                  (b) For purposes of this Agreement, "Permitted Liens" means
(i) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due and payable or delinquent, or for Taxes the validity of which are being contested in good faith by appropriate proceedings,
(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (iv) Liens specifically identified as such on Schedule 3.27(b) hereto, and (v) Liens securing executory obligations under any lease that constitutes an "operating lease" under GAAP.

                  (c) Schedule 3.27(c) hereto sets forth a true and complete list, as of the date hereof, of (i) all personal property leases or licenses other than Leasing Contracts (A) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound and (B) that provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of $25,000 or more to the Company or any of the Company Subsidiaries (the "Personal Property Leases") and (ii) all leases or licenses affecting any of the Real Property to which the Company or any Company Subsidiary is bound (including as lessor or lessee) that provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of $25,000 or more to the Company or any of the Company Subsidiaries (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases"). With respect to the Leases, except as set forth on Schedule 3.27(c) hereto, there exist no defaults, in any material respect, by the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, any default or threatened default, in any material respect, by any lessor or third party thereunder. The consummation of the transactions contemplated hereby will not result in a violation or breach of, or give any Person the right to terminate (or accelerate any obligation under), any Lease to which the Company or any of the Company Subsidiaries is a party or by which it is bound.

                  (d) As of the date hereof, neither the Company nor any of the Company Subsidiaries has received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any applicable laws that could reasonably be expected to adversely affect, in any material respect, the use or operation of any Real Property, nor has the Company or any of the Company Subsidiaries received notice of any special assessment proceedings affecting the Real Property, or applied for any change to the zoning or land use status of the Real Property. To the Company's knowledge, all buildings and other structures located on the Real Property are in compliance with existing zoning regulations and do not encroach upon any adjoining property.

         Section 3.28 Contracts.

                  (a) Schedule 3.28 hereto sets forth a complete list, as of the date hereof, of the following contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, including all amendments thereto, to which the Company or any Company Subsidiary is a party on the date hereof, containing commitments and obligations (whether written or oral) of the Company or any of the Company Subsidiaries that have not terminated or expired in accordance with their terms (collectively, the "Contracts", and the Contracts, together with the Leases are, collectively, the "Scheduled Contracts"):

                           (i) any relating to any partnership, joint venture or other similar contracts, arrangements or agreements;

                           (ii) any employment, consulting, severance, change of control or management services contract, commitment or plan;

                           (iii) any agreement relating to the acquisition or disposition of any division, business or subsidiary;

                           (iv) any material indemnity or guaranty issued by the Company or any Company Subsidiary;

                           (v) any contract or agreement restricting the right of the Company or any Company Subsidiary to engage in any business activity or compete with any business or Person;

                           (vi) any material royalty or license agreement (as licensee or licensor), other than those relating to off-the-shelf, commercially available software;

                           (vii) to the extent that any of the following provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 and cannot be terminated by the Company within 30 days without a charge to the Company or any of the Company Subsidiaries, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing or sale of the products or services to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is otherwise bound;

                           (viii) each contract or agreement between the Company or any of the Company Subsidiaries and any supplier of services or products to the Company, under which the remaining, unfulfilled dollar volume of required purchases by the Company or any of the Company Subsidiaries exceeds $100,000 as of the date hereof that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of $25,000 or more to the Company or any of the Company Subsidiaries;

                           (ix) each other contract or agreement of the Company or any of the Company Subsidiaries that requires the payment or incurrence of liabilities or the rendering of services by the Company or any of the Company Subsidiaries, subsequent to the date of this Agreement, valued at more than $100,000 that cannot be terminated by the Company or any of the Company Subsidiaries within 30 days without a charge to the Company or any of the Company Subsidiaries;

                           (x) each agreement (other than Leasing Contract subject to a Warehouse Line or Securitization Transaction) evidencing the indebtedness of the related obligor(s), including, as applicable, schedules, supplements and amendments thereto, under which the Company, a Company Subsidiary or a third party from whom the Company or a Company Subsidiary acquired any such agreements or on behalf of whom the Company or any Company Subsidiary services any such agreement, as applicable, leases or finances specified equipment to an obligor;

                           (xi) all agreements or instruments evidencing, securing or guaranteeing indebtedness for borrowed money; and

                           (xii) all other material contracts, agreements, commitments and obligations of the Company and the Company Subsidiaries (other than any Leasing Contracts, Leases, Securitization Transaction or Warehouse Lines).

                  (b) As of the date hereof, each Scheduled Contract is a legal, valid and binding obligation of the Company or the relevant Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, enforceable against the Company or the relevant Company Subsidiary, as the case may be, and, to the knowledge of the Company, each such other party in accordance with its terms, and neither the Company or any of the Company Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party thereto is in default or has failed to perform in any material respect thereunder.

                  (c) The origination, sale and servicing of the Leasing Contracts that are not subject to a Warehouse Line or Securitization Transaction comply, in all material respects, with (i) all underwriting guidelines of the Company or any Company Subsidiary as of the related date of origination, sale or servicing and (ii) all applicable federal, state and local legal and regulatory requirements applicable to the Company or any Company Subsidiary (including usury, truth-in-lending, consumer protection and equal credit opportunity laws) as of the related date of origination, sale or servicing.

                  (d) No Leasing Contract that is not subject to a Warehouse Line or Securitization Transaction is (i) a "consumer" lease under Article 2A of the Uniform Commercial Code or (ii) a consumer credit contract subject to the provisions of 16 CFR Part 433.

         Section 3.29 Related Party Transactions. No Related Party (as defined below), as of the date hereof: (i) has any contractual or other claim, express or implied, or of any kind whatsoever against the Business, the Company or any Company Subsidiary (other than pursuant to the express terms of an employment agreement listed in Schedule 3.15(a) hereto); (ii) has any interest in the Business, the Company or any Company Subsidiary (other than through the ownership of Shares or Company Stock Options); or (iii) is or has been during the last twelve months engaged in any other transaction with the Business, the Company or any Company Subsidiary. As used herein, "Related Party" means any officer or director of the Company or any Company Subsidiary, or any affiliate or associate of any the foregoing.

         Section 3.30 Inapplicability of Section 2115 of California Corporations Code. The Company is not subject to Section 2115 of the California Corporations Code.

         Section 3.31 Certain Business Practices. None of the Company, any Company Subsidiary, or (to the best of the knowledge of the Company) no director, officer, agent or employee of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,

(b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

         Section 3.32 Insurance. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries. Each of such insurance policies is in full force and effect. Such insurance policies are adequate for the conduct of the business of the Company and each Company Subsidiary as conducted on the date hereof and similar in all material respects to that of similarly-situated companies. Since January 1, 1998, neither the Company nor any Company Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary.

         Section 3.33 Non-Regulated Industry. Neither the Company nor any Company Subsidiary is, or is required to be, or has any application pending to be, chartered, registered, licensed or qualified as a bank, bank holding company, trust company, insurance company, public utility or public utility holding company under the laws of the United States, any state or other subdivision thereof, any foreign country or any other jurisdiction.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser represent and warrant to the Company that:

         Section 4.1 Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would constitute a Material Adverse Effect on Parent.

         Section 4.2 Authorization of Agreement, Non-Contravention. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not, (a) conflict with any provision of the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Purchaser, (b) result (with or without the giving of notice or the lapse of time or both) in any violation or breach of or default or loss of a benefit under, or permit the acceleration, cancellation or termination of any obligation under, or require notice to or the consent of any third party under, or create any entitlement to any payment or benefit under, any mortgage, indenture, lease, contract, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, its subsidiaries or their respective properties, including those to which Parent or Purchaser or their respective properties are bound, or (c) result in the creation or imposition of any Lien upon any asset of Parent, its subsidiaries or their respective properties, other than (in the case of clauses (b) and (c) above) such as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the transactions contemplated hereby, except for (i) compliance by Parent with the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of the Offer Documents and such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders or authorizations of Governmental Entities which if not obtained, or registrations, declarations or filings with Governmental Entities which if not made, would not constitute a Material Adverse Effect on Parent. Except pursuant to the Tender Agreements, as of the date hereof, Parent does not beneficially own any Shares.

         Section 4.3 Information Supplied.

                  (a) Each of the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, and the information supplied by Parent to the Company for inclusion or incorporation by reference in any documents to be filed with the SEC (including any documents to be filed by the Company with the SEC), will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (b) Notwithstanding the foregoing provisions of this Section 4.3, no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 3.11 hereof.

         Section 4.4 Operations and Assets of Purchaser. Purchaser was formed solely for the purpose of the Offer, the Merger and engaging in the transactions contemplated hereby and has no assets or liabilities except as contemplated herein, and will have no assets or liabilities, except as necessary for such purpose. Purchaser has not engaged, and will not engage, in any other business or activity of any kind or type whatsoever and has conducted and will conduct its operations only as contemplated hereby.

         Section 4.5 Brokers. Except for First Union Securities, Inc., no Person is entitled to any brokerage or finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of Parent or any of its subsidiaries.

         Section 4.6 Availability of Funds. Parent has available cash or unused availability under existing borrowing facilities that are sufficient to enable it and Purchaser to consummate the transactions contemplated herein.

                                    ARTICLE V
                               CERTAIN AGREEMENTS

         Section 5.1 Conduct of the Company's Business. The Company covenants and agrees that from the date of this Agreement to the time that the Parent Designees constitute a majority of the members of the Company Board, unless Parent shall otherwise consent in advance in writing or to the extent described in Schedule 5.1 hereto or as otherwise expressly contemplated by this Agreement:

                  (a) the business of the Company and each Company Subsidiary shall be conducted only in, and the Company and each Company Subsidiary shall not take any action except in, the ordinary course of business and consistent with past practice and each of the Company and the Company Subsidiaries shall use its best efforts to maintain its relationships with its suppliers, customers and employees and maintain the goodwill of the Company and each Company Subsidiary;

                  (b) neither the Company nor any Company Subsidiary shall: (i) except as contemplated hereby, amend its Certificate of Incorporation or By-Laws (or similar organizational documents), (ii) issue, sell, pledge or dispose of any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any stock appreciation rights, performance shares or phantom stock based upon the value of any capital stock or designate any class or series of preferred stock, provided that the Company may issue Shares upon the exercise of currently outstanding Company Stock Options listed in Schedule 3.5 hereto, (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid to the Company or to any wholly owned subsidiary), (iv) redeem, purchase, acquire or offer to acquire any shares of, or securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any options, warrants or rights of any kind to acquire any shares of its capital stock or (v) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security;

                  (c) neither the Company nor any Company Subsidiary shall: (i) sell, pledge, dispose of or encumber any material assets of the Company or any Company Subsidiary, except Leasing Contracts or inventory in the ordinary course of business and consistent with past practice, (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or other business (except an existing wholly owned subsidiary), (iii) incur any indebtedness for borrowed money or issue any debt securities (including capital leases), except for (A) indebtedness incurred to extend, refinance or restructure current financing facilities with existing warehouse lenders on terms substantially similar to the existing terms of such facilities or (B) indebtedness resulting from the origination and financing of lease contracts through existing origination channels in the ordinary course of business and consistent with past practice; provided, however, that any indebtedness incurred to finance the acquisitions of lease portfolios shall be limited to $2,000,000 (calculated by aggregate principal amount of the portfolios purchased) for each individual lease portfolio purchase and $10,000,000 (calculated by aggregate principal amount of the portfolios purchased) for all lease portfolio purchases in the aggregate, (iv) enter into, terminate, renew, amend or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice or, with respect to the settlement of real property leases, that does not cause the Company to incur any obligations other than the payment of monies of less than $25,000 individually and $100,000 in the aggregate or (v) terminate, modify, amend, assign, waive, release or relinquish any material contract rights or amend any material rights or claims except in the ordinary course of business and in a manner that does not have a Material Adverse Effect on the Company;

                  (d) neither the Company nor any Company Subsidiary shall grant any increase in the salary or other compensation of its employees or directors, or grant any bonus to any employee or director or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee or director of the Company or any Company Subsidiary, except (i) pursuant to applicable law or regulation, (ii) as required by the terms of an employment agreement in effect on the date hereof and listed in Schedule 3.15(a) hereto (each a "Listed Employment Agreement"),
(iii) if accrued for on the consolidated balance sheet of the Company as of December 31, 2000 listed on Schedule 3.7 hereto, provided that such increase would not increase the amount of, or eligibility for, any severance or termination payment, payment related to a change in control of the Company or any Company Subsidiary or similar payment that could be due to such person or
(iv) in the case of employees who are not executive officers or directors of the Company or any Company Subsidiary and who are not a party to a Listed Employment Agreement and the payment of which would not increase the amount of, or eligibility for, any severance or termination payment, payment related to a change in control of the Company or any Company Subsidiary or similar payment that could be due to such person, in the ordinary course of business and consistent with past practice;

                  (e) neither the Company nor any Company Subsidiary shall adopt or amend, in any respect, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including any such plan or arrangement relating to severance or termination pay) or enter into or amend any employment agreement; except (i) pursuant to applicable law or regulation, (ii) as required by the terms of a Listed Employment Agreement or (iii) in the case of employees who are not executive officers or directors of the Company or any Company Subsidiary and who are not a party to a Listed Employment Agreement and the payment of which would not increase the amount of, or eligibility for, any severance or termination payment, payment related to a change in control of the Company or any Company Subsidiary or similar payment that could be due to such person, in the ordinary course of business and consistent with past practice;

                  (f) neither the Company nor any Company Subsidiary shall change any accounting principles used by it except as required by GAAP;

                  (g) neither the Company nor any Company Subsidiary shall settle any litigation or proceeding that causes the Company or any Company Subsidiary to incur any obligation, other than the payment of monies in an amount less than $150,000;

                  (h) except as permitted under Section 5.1(c)(iii) hereof, neither the Company nor any Company Subsidiary shall incur any liability or obligation (except of the Company to a Company Subsidiary or of a Company Subsidiary to the Company or another Company Subsidiary), other than in the ordinary course of business, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other Person (except of the Company with respect to obligations of the Company or any Company Subsidiary with respect to the Company or any Company Subsidiary), other than in the ordinary course of business, provided that notwithstanding anything stated herein, in no event shall the Company or any Company Subsidiary make any loan or advance to any Person (including those in the ordinary course of business) in excess of $200,000 that is not committed by a responsible Person other than the Company or a Company Subsidiary to be purchased or otherwise funded by such party on a non-recourse basis;

                  (i) neither the Company nor any Company Subsidiary shall make any capital expenditures, which, together with all capital expenditures of the Company and each Company Subsidiary, exceed $250,000 in the aggregate, other than those required under any Scheduled Contract;

                  (j) neither the Company nor any Company Subsidiary shall enter into any agreement or arrangement with any Related Party, other than the payment of compensation at the same level as payment immediately prior to the date of this Agreement and the providing of advances and reimbursement for reasonable expenses incurred by directors and employees in such capacities in the ordinary course of business consistent with past practices;

                  (k) neither the Company nor any Company Subsidiary shall make any tax election or settle or compromise any material federal, state, and local or foreign income tax liability;

                  (l) neither the Company nor any Company Subsidiary shall purchase or otherwise acquire material tangible or intangible assets from any other Person other than Leasing Contracts or in the ordinary course of business;

                  (m) neither the Company nor any Company Subsidiary shall enter into any Securitization Transaction; and

                  (n) neither the Company nor any Company Subsidiary shall commit to do any of the foregoing or take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         Section 5.2 Stockholders' Meeting.

                  (a) The Company shall call a meeting of the Stockholders to be held as promptly as practicable upon the purchase of Shares by Purchaser pursuant to the Offer (provided the Minimum Condition has been satisfied) (the "Offer Completion") for the purpose of voting upon the approval of this Agreement and the Merger (the "Stockholders' Meeting").

                  (b) Except as provided in Section 5.2(c) hereof, the Company
(i) as promptly as reasonably practicable following the Offer Completion, will prepare and file with the SEC a proxy statement, together with a form of proxy, with respect to the Stockholders' Meeting (such proxy statement, together with any amendments thereof or supplements thereto, being referred to herein as the "Proxy Statement"), (ii) will use its best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required, and (iii) as soon as reasonably practicable thereafter, will cause copies of such Proxy Statement and form of proxy to be mailed to the Stockholders in accordance with the provisions of the DGCL. Prior to the filing of the Proxy Statement and form of proxy with the SEC, the Company shall provide reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and form of proxy. The Proxy Statement and form of proxy will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC. The Proxy Statement shall include the recommendation of the Company Board that the Stockholders approve this Agreement, unless the Company Board, following receipt of a Superior Proposal (as hereinafter defined) and after consultation with outside legal counsel, shall determine that such recommendation should not be made to satisfy its fiduciary duties. After the delivery to the Stockholders of copies of the Proxy Statement and form of proxy, the Company shall use its best efforts to solicit proxies in connection with the Stockholders' Meeting in favor of approval of this Agreement, unless the Company Board, following receipt of a Superior Proposal and after consultation with outside legal counsel, shall determine that such solicitation should not be made to satisfy its fiduciary duties. Parent and Purchaser will vote all Shares owned or controlled by them in favor of the approval of this Agreement. Each of Parent, Purchaser and the Company shall use its best efforts, after consultation with the other parties hereto, to respond promptly to all comments and requests of the SEC with respect to the Proxy Statement and to file all required supplements and amendments to the Proxy Statement with the SEC and cause them to be mailed to the Stockholders at the earliest practicable time.

                  (c) Notwithstanding Sections 5.2(a) or 5.2(b) hereof, in the event that Parent, Purchaser or any other subsidiary of Parent acquires, directly or indirectly, at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto will take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL without a meeting of the Stockholders as soon as practicable after the acceptance for payment and purchase of the Shares by Parent and Purchaser pursuant to the Offer.

         Section 5.3 Access to Information.

                 (a) The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, counsel, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, counsel, representatives and agents of Parent reasonable access during regular business hours to its officers, employees, counsel, agents, properties, books, records and workpapers (including tax returns and insurance policies) and shall promptly furnish to Parent all financial, operating and other information and data as Parent, through its officers, employees, counsel, representatives or agents, may reasonably request. The Company shall confer from time to time with Parent at Parent's request to discuss the status of the operations of the Company and the Company Subsidiaries.

                  (b) Except as required by law, the Company and Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information of the Company or any Company Subsidiaries in accordance with the Confidentiality Agreement between the Company and Parent.

                  (c) The Company shall (i) reasonably cooperate with and respond in writing within three business days to any reasonable request by Parent (in writing or otherwise) for information relating to Taxes, and (ii) promptly inform Parent of any deficiency, claim, audit, suit, proceeding or investigation, in each case relating to Taxes, that arises between the date hereof and the Effective Time.

                  (d) No investigation pursuant to this Section 5.3 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Offer, the Merger or the other transactions contemplated hereby.

                  (e) No later than 10 business days following the date hereof, the Company shall provide to Parent a list of (i) each account or safe deposit box maintained by the Company or any Company Subsidiary with any bank or other financial institution and (ii) the names of all Persons authorized to draw thereon or have access thereto.

         Section 5.4 Further Actions. Subject to the terms and conditions provided herein, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (a) cooperating in the preparation and filing of the Offer Documents and the Schedule 14D-9, any filings that may be required under the HSR Act or similar governmental legal requirements, and any amendments to any of the foregoing, (b) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, (c) contesting any legal proceeding relating to the Offer or the Merger and (d) executing any additional instruments necessary to consummate the transactions contemplated hereby. Parent and the Company each shall make its respective required filing under the HSR Act no later than five business days following the date hereof. The parties shall respond to any comments of the staff of the SEC regarding the Offer Documents or the Schedule 14D-9 as soon as practicable but no later than within five business days following the receipt thereof. Subject to the terms and conditions of this Agreement, Parent and the Company each agrees to use its best efforts to cause the Effective Time to occur as soon as practicable. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Without limiting the foregoing, but in furtherance thereof, the Company designates Thomas Depping, and Parent and Purchaser designate Richard Tambor, to serve as a contact person for the respective parties hereto for the purpose of facilitating certain transitional matters related to the Acquisition, including with respect to employees of the Company and the Company Subsidiaries. Parent shall cause Purchaser to comply with its obligations under this Agreement.

         Section 5.5 Inquiries and Negotiations.

                  (a) From and after the date hereof until the termination of this Agreement and except as expressly permitted by the following provisions of this Section 5.5, the Company will not, and will not permit any Company Subsidiary to, and will not authorize any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to (and will instruct such Persons not to), directly or indirectly, (i) solicit, initiate or encourage the submission of a proposal for any Alternative Transaction (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or Purchaser (a "Third Party") any information with respect to, or take any other action knowingly to facilitate, any Alternative Transaction, any inquiries, any access or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction; provided, however, that nothing contained in this
Section 5.5(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited bona fide written proposal of an Alternative Transaction if, and only to the extent that, (A) the Company Board, after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders under applicable law, (B) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such Alternative Transaction would, if consummated, constitute or be reasonably likely to constitute a Superior Proposal and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action (including the material terms and conditions of the Alternative Proposal and the identity of the Person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, (y) provides Parent with a copy of any Alternative Transaction or amendments or supplements thereto and (z) receives from such Third Party an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as favorable to the Company as those between Parent and the Company, provided that such confidentiality agreement need not contain any "standstill" provisions.

Subsequent to furnishing information to, or entering into discussions or negotiations with, any Third Party in accordance with this Section 5.5, the Company shall inform Parent on a prompt basis of the status of any discussions or negotiations with such Third Party and any material changes to the terms and conditions of such Alternative Transaction. Promptly after the execution and delivery of this Agreement, the Company will, and will cause each Company Subsidiary to, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Alternative Transaction. The Company shall not release any Third Party from, or waive any provision of, and agrees to enforce each provision of, any confidentiality agreement or any other confidentiality or standstill agreement to which the Company is or becomes a party with any Third Party who has made, or is reasonably expected to make, a proposal for an Alternative Transaction, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to release the Third Party, waive the provision or refrain from such enforcement to satisfy its fiduciary duties as a matter of law.

         (b) The Company Board shall not (i) withdraw, or propose to withdraw, modify or amend, or propose to modify or amend, in a manner adverse to Parent, its approval or recommendation of the Offer, the Merger or this Agreement or
(ii) approve, recommend or endorse, or propose to approve, recommend or endorse, an Alternative Transaction unless the Company Board, after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders under applicable Law; provided, however, that the Company Board may not take any action contemplated by clause (ii) (and in connection therewith, withdraw, modify or amend its approval or recommendation of this Agreement, the Merger or the Offer) unless (A) such Alternative Transaction is proposed after the date hereof and is a Superior Proposal, (B) the Company Board shall have first consulted with outside legal counsel and have determined that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders, (C) the Company Board has provided written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and (D) three business days have elapsed after Parent's receipt of the Notice of Superior Proposal and, if Parent has proposed an amendment to this Agreement, the Company Board has determined in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation and consultation with outside legal counsel) that the Alternative Transaction remains a Superior Proposal, after taking into account the amendment proposed by Parent. If Parent proposes an amendment as contemplated by clause (D) of the preceding sentence, upon the Company's request, Parent shall execute an amendment to this Agreement to implement the terms contemplated by such proposal. The Company shall not be entitled to enter into any agreement (other than a confidentiality agreement) with respect to an Alternative Transaction unless and until this Agreement is terminated by its terms pursuant to Section 7.1(c) hereof and the Company has paid all amounts due to Parent pursuant to Section 8.2 hereof.

                  Nothing contained in this Section 5.5(b) shall prohibit the Company from taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Stockholders which, in the good faith reasonable judgment of the Company Board, based on the advice of outside legal counsel, is required under applicable law; provided, however, that except as otherwise permitted in this Section 5.5(b), the Company shall not withdraw, or propose to withdraw, modify or amend, or propose to modify or amend, its position with respect to the Offer, the Merger or this Agreement or approve, recommend or endorse, or propose to approve, recommend or endorse, an Alternative Transaction. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board permitted by, and taken in accordance with, this Section 5.5(b) shall not constitute a breach of this Agreement by the Company. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall (x) limit the Company Board's ability to make any disclosure to the Stockholders that the Company Board determines in good faith (after consultation with outside legal counsel) is required to be made to satisfy its fiduciary duties under applicable law or (y) limit the Company's ability to make any disclosure required by applicable law, and such actions shall not be considered a breach of this Agreement, provided that the Company shall use its best efforts to give Parent an opportunity to review and discuss the proposed disclosure before making such disclosure public.

                  (c) For all purposes of this Agreement, "Alternative Transaction" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party, (ii) the acquisition by a Third Party of 20% or more of the assets of the Company and the Company Subsidiaries taken as a whole, (iii) the acquisition by a Third Party of 20% or more of the outstanding Shares or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement, (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend representing 20% or more of the value of the Company and the Company Subsidiaries taken as a whole, (v) the repurchase by the Company or any of the Company Subsidiaries of more than 20% of the outstanding Shares or (vi) any other merger, consolidation, recapitalization, tender or exchange offer or similar transaction involving the Company. For all purposes of this Agreement, a "Superior Proposal" means any bona fide written unsolicited proposal of an Alternative Transaction (except that, for purposes of the definition of Superior Proposal, 50% shall be substituted for 20% wherever it appears in the definition of Alternative Transaction) that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and consultation with outside legal counsel) (A) would result in a transaction, if consummated, that would be superior to the Stockholders from a financial point of view as compared to the transactions contemplated hereby and any alternative offer or amendment proposed by Parent or Purchaser in accordance with Section 5.5(b) hereof and (B) to be reasonably capable of being consummated in accordance with its terms (including that any financing required to consummate the transaction contemplated by such proposal is capable of being, and is reasonably likely to be, obtained), in each case taking into account all factors the Company Board considers relevant, including all legal, financial, regulatory and other aspects of the proposal and the Third Party.

         Section 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect (ignoring any materiality qualifiers in such representations and warranties) at any time from the date hereof to the Effective Time, (b) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (ignoring any materiality qualifiers in such covenants, conditions and agreements), provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted, (c) any comments it or its counsel may receive from any Governmental Entity with respect to the transactions contemplated hereby and (d) the commencement of any action, suit, hearing, arbitration, proceedings (public or private), governmental investigations, audit, subpoena or notice of violation, brought by or against any Governmental Entity or any other Person, involving the Company or any Company Subsidiary that would constitute a Material Adverse Effect on the Company.

         Section 5.7 Indemnification.

                  (a) Parent shall provide, or cause the Company to provide, until the sixth anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage, provided, that Parent or the Company may, in lieu of such policy, purchase a six-year extended reporting period endorsement (i.e., "tail" coverage) under the Company's existing insurance and indemnification policy for such individuals, and provided further that neither the Company nor Parent shall be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                  (b) All rights to indemnification existing in favor of those individuals who are or prior to the date hereof were directors and officers of the Company or any Company Subsidiary (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation or By-Laws (or similar organizational documents of the relevant Company Subsidiary) (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time (or, if any claims are pending on such date, until the resolution thereof). From and after the Effective Time, Parent shall cause the Surviving Corporation to comply with its obligations under this
Section 5.7(b).

                  (c) This Section 5.7 shall survive the consummation of the Merger, is intended to benefit the Indemnified Persons and their heirs and representatives, and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

         Section 5.8 Employee Benefits.

                  (a) Until the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation to provide health and welfare benefits that are no less favorable, in the aggregate, than those that are available on the date hereof to similarly situated employees of the Parent under health and welfare benefit plans maintained by the Parent, provided that nothing in this Section 5.8(a) shall be deemed to prevent the Surviving Corporation or any of its subsidiaries from making any change in benefits required by applicable law.

                  (b) To the extent permitted under applicable law, each employee of the Company or any Company Subsidiary shall be given credit for all service with the Company or any Company Subsidiary (or service credited by the Company or any Company Subsidiary for purposes of the Company Plans) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility and vesting, but not for benefit accrual, including for purposes of determining eligibility and vesting for (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any defined contribution retirement plan.

                  (c) The Company agrees to cause all Company Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code to terminate before the Effective Time. The Company shall, effective at or immediately prior to the Effective Time, cause any Company Plans that it may have to be amended, to the extent, if any, reasonably requested by Parent, for the purpose of permitting the Company Plans to continue to operate in conformity with ERISA subsequent to the Merger.

         Section 5.9 FIRPTA Matters. On the Expiration Date, the Company shall deliver to (a) Parent a statement (in such form as may reasonably be requested by counsel to Parent) conforming to the requirements of Sections
1.1445-2(c)(3)(i) and 1.897-2(h)(1)(i) of the United States Income Tax Regulations and (b) the Internal Revenue Service the notification required under
Section 1.897-2(h)(2) of the United States Income Tax Regulations.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         Section 6.1 Conditions to the Obligations of the Parties. The respective obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) if required by applicable law, this Agreement shall have been duly approved and adopted by the holders of at least two-thirds of the outstanding Shares, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company;

                  (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority that prohibits, restrains or enjoins the consummation of the Merger; and

                  (c) Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer, provided that Parent and Purchaser may not assert this condition if the failure to accept Shares for payment resulted from a breach by Parent or Purchaser.

                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

         Section 7.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Stockholders:

                  (a) by mutual action of the Boards of Directors of Parent and the Company;

                  (b) by either the Company or Parent if (i) any statute, rule, regulation, executive order, decree, ruling or permanent injunction of or by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable,
(ii) the Offer shall have expired without the prompt acceptance for payment of Shares thereunder or (iii) the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or prior to the close of business on May 31, 2001, unless, in any case set forth in such clause (ii) or (iii), such event has been caused by the breach of this Agreement by the party seeking such termination;

                  (c) by the Company, prior to acceptance for payment of Shares in the Offer, to enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, provided that, prior to entering into such definitive agreement, the Company shall have given Parent the Notice of Superior Proposal as required by Section 5.5 hereof, abided in all material respects by all applicable provisions of Section 5.5 hereof, paid all amounts owed to Parent pursuant to Section 8.2(a) hereof and paid the fee payable to Parent under Section 8.2(b) hereof;

                  (d) by Parent, if, prior to the acceptance for payment of Shares in the Offer, the Company Board shall have publicly withdrawn, or proposed to withdraw, or modified or amended, or proposed to modify or amend, in a manner adverse to Purchaser its approval or recommendation of the Merger, the Offer or this Agreement (or shall have failed to make such favorable recommendation) or publicly approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction;

                  (e) by the Company if, prior to the acceptance for payment of Shares in the Offer, Parent shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within 15 business days after the giving of notice to Parent;

                  (f) by Parent if, prior to the acceptance for payment of Shares in the Offer, the Company shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within 15 business days after the giving of notice to the Company; or

                  (g) by Parent, if any Person other than Parent or an affiliate of Parent acquires 20% or more of the Shares.

Any party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice to the other party in accordance with Section 8.5 hereof.

         Section 7.2 Effect of Termination. Except as provided in Sections 5.3 and 8.2 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any breach hereof.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 8.1 shall not limit any covenant or agreement of the parties, which covenants and agreements shall survive in accordance with their terms.

         Section 8.2 Expenses.

                  (a) (i) Except as expressly provided in this Section 8.2, in the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Parent or Purchaser, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts, provided, however, that if this Agreement shall have been terminated as a result of the willful and material misrepresentations by a party or the willful and material breach by a party of any of its covenants and agreements contained herein, such party shall pay the costs and expenses incurred by the other parties in connection with this Agreement.

                           (ii) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Offer Documents and the Schedule 14D-9 and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act.

                           (iii) Notwithstanding the foregoing clauses (a)(i) and (a)(ii), no fees and expenses shall be payable by the Company under this Section 8.2(a) if the Company has paid Parent the fee provided under Section 8.2(b) hereof. Furthermore, if any expenses have been previously paid by the Company under this Section 8.2(a) (the "Expense Payment"), any amount subsequently paid by the Company under Section 8.2(b) hereof shall be decreased by the Expense Payment.

                  (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent at the time of such Payment Event a fee of $4.3 million in cash.

                  (c) For purposes of this Agreement, the term "Payment Event" shall mean

                           (i) the termination of this Agreement by the Company pursuant to Section 7.1(c) hereof,

                           (ii) the termination of this Agreement by Parent pursuant to Section 7.1(d) hereof, or

                           (iii) a termination of this Agreement pursuant to
         Section 7.1(b)(ii) (except where the expiration of the Offer is due to a breach by Parent), 7.1(b)(iii) (except where the failure to accept for payment of Shares by the close of business on May 31, 2001 is due to a breach by Parent), 7.1(f) or 7.1(g) hereof if (A) prior to such termination (and after the date of this Agreement) (x) any Third Party shall have informed the Company (or the Company Board or any officer or director of the Company) that such Person proposes, intends to propose, or will, if the Offer, Merger or any transaction contemplated herein is delayed, abandoned or not approved by the Stockholders or if any other condition occurs, propose, an Alternative Transaction, or (y) any Third Party or the Company publicly announces (including any filing with any Governmental Entity) that such Person has proposed, intends to propose, or will or may, if the Offer, Merger or any transaction contemplated herein is delayed, abandoned or not approved by the Stockholders or if any other condition occurs, propose, an Alternative Transaction, and
         (B) within one year after such termination the Company enters into an agreement for, or consummates, an Alternative Transaction (substituting 50% for 20% in the definition thereof) with any Third Party. If a Payment Event occurs pursuant to this Section 8.2(c)(iii), then notwithstanding anything stated in Section 8.2(b) hereof, the payment required by Section 8.2(b) hereof shall be made at the time of the first to occur of the execution of the agreement for, or consummation of, such Alternative Transaction.

In no event shall more than one fee be payable under Section 8.2(b) hereof.

                  (d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount set forth in this Section 8.2, the Company shall also pay to Parent its reasonable costs and expenses incurred in connection with such litigation. If Parent commences such a suit and it does not result in such a judgment, Parent shall pay to the Company its reasonable costs and expenses incurred in connection with such litigation.

         Section 8.3 Publicity. Company and Parent shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation; provided, however, that subject to the obligation to consult with respect to the content of such notice, as provided above, nothing contained in this Section 8.3 is intended to prevent any party from making any public disclosure it believes in good faith after consultation with its outside legal advisors is required by applicable law or any listing or trading agreement concerning its publicly traded securities. Each of Parent and the Company shall promptly notify the other of each report, schedule and other document filed by it with the SEC pertaining to the Offer, the Merger or the other transactions contemplated hereby.

         Section 8.4 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 8.5 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered by hand or national overnight courier service, transmitted by telecopy (if also given contemporaneously by national overnight courier service) or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows (each such notice to be effective upon receipt):

         If to Parent or Purchaser to:

                  American Express Travel Related Services Company, Inc. 200 Vesey Street
                  World Financial Center
                  New York, New York  10285-3701
                  Telecopy:  (212) 619-8942
                  Attention: Small Business Services

         with a copy to:

                  Faegre & Benson LLP
                  2200 Wells Fargo Center
                  90 South Seventh Street
                  Minneapolis, MN  55402
                  Telecopy:  (612) 336-3026
                  Attention: Douglas P. Long

         If to the Company, to:

                  SierraCities.com Inc.
                  600 Travis Street, 70th Floor
                  Houston, Texas  77002
                  Telecopy: (713) 221-1818
                  Attention: Thomas J. Depping
         with a copy to:

                  SierraCities.com Inc.
                  399 Knollwood Road, Suite G-10
                  White Plains, New York  10603
                  Telecopy: (914) 286-6370
                  Attention: Alan L. Langus

                  and

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, NY  10019
                  Telecopy:  (212) 259-6333
                  Attention: Richard D. Pritz

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

         Section 8.6 Waivers. The Company, on the one hand, and Parent, on the other hand, may, by written notice to the other, (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions of the other contained in this Agreement or (d) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         Section 8.7 Entire Agreement. This Agreement, its Schedules and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         Section 8.8 Applicable Law.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

                  (b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in any state or federal court sitting in the United States District Court for the District of Delaware or any other Delaware state court (and in the appropriate appellate courts), and each of the parties hereby (i) consents to the jurisdiction of such courts in any such suit, action or proceeding, (ii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum and (iii) agrees not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts). Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 8.5 hereof shall be deemed effective service of process on such party. Each of Parent, Purchaser and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Purchaser or the Company in the negotiation, administration, performance and enforcement hereof.

         Section 8.9 Binding Effect, Benefits. Except as otherwise stated herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided, however, that the provisions of Section 5.7 hereof shall accrue to the benefit of, and shall be enforceable by, each of the Indemnified Persons.

         Section 8.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment without such consent shall be void.

         Section 8.11 Amendments. This Agreement may be amended or supplemented at any time before or after the approval and adoption of this Agreement by the Stockholders by action of Parent, Purchaser and the Company, without action by the stockholders thereof, provided that, after approval and adoption of this Agreement by the Stockholders, no such amendment or supplement shall, without the required affirmative vote of the Stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Article II hereof. Without limiting the generality of the foregoing, this Agreement may only be amended or supplemented by an instrument in writing signed by the parties hereto.

         Section 8.12 Interpretation. As used herein, "best efforts" or similar formulations shall mean "all commercially reasonable best efforts". References to the "knowledge" of the Company, or similar formulations, shall mean to the actual knowledge of any executive officer or director of the Company or of any Company Subsidiary after reasonable inquiry in the exercise of due care. The term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act. As used herein, "include", "includes", "including" or similar formulations shall be deemed to be followed by the words "without limitation". Unless the context shall indicate otherwise, "or" shall be non-exclusive.

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
All references herein to "dollars" (including the use of "$") shall mean U.S. dollars. All references herein to "pay" or "payment" shall mean payment by wire transfer in immediately available funds. The words "hereof", "herein", "hereto" or words of similar import refer to this Agreement. This Agreement shall be deemed drafted jointly by all the parties hereto and shall not be construed against any party based on a claim that such party or its counsel drafted this Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                    AMERICAN EXPRESS TRAVEL RELATED
                                    SERVICES COMPANY, INC.

                                    By:  /s/ Kerry D. Hatch
                                         --------------------------------------
                                    Its:     Executive Vice President & General
                                             Manager, Small Business Services


                                    AMTRS CORP.


                                    By:  /s/ Stephen P. Norman
                                         --------------------------------------
                                    Its:     Vice President and Secretary


                                    SIERRACITIES.COM INC.


                                    By:  /s/ Thomas J. Depping
                                         --------------------------------------
                                    Its:     Chief Executive Officer

                                     ANNEX I
                             CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer or this Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer (subject to the provisions of this Agreement), and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may postpone the acceptance for payment of payment for any Shares tendered, and may amend or terminate (if, when and as permitted by this Agreement) the Offer, if (1) there have not been validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser, represents at least two-thirds of the outstanding Shares calculated on a fully diluted basis (the "Minimum Condition") ("on a fully diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under stock option or other benefit plans or otherwise), (2) any applicable waiting period under the HSR Act has not expired or been terminated before the Expiration Date or (3) at any time after the date of this Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing:

                  (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity which directly or indirectly (i) prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger, (ii) renders Purchaser unable to accept for payment or pay for some or all of the Shares, (iii) imposes material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Stockholders, (iv) prohibits or imposes any material limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compels Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective subsidiaries which would be material in the context of the Company and the Company Subsidiaries taken as a whole, (vi) obliges the Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement or (vii) otherwise constitutes a Material Adverse Effect on the Company or, as a result of the transactions contemplated by the Agreement, Parent;

                  (b) there shall be instituted by any Governmental Entity and pending any action or proceeding before any United States or foreign court or governmental entity or authority of competent jurisdiction seeking any order, decree or injunction having any effect set forth in Section (a) above;

                  (c) (i) the representations and warranties of the Company contained in Section 3.5 of this Agreement shall not be true and correct in all material respects either when made or on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of an earlier date, in which case as of such date),
(ii) the representations and warranties of the Company in this Agreement (other than those in Section 3.5 hereof) shall not be true and correct either when made or on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any materiality qualifiers) which, individually or in the aggregate, would not constitute a Material Adverse Effect on the Company or
(iii) the Company shall have failed to perform in any material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to the Company;

                  (d) except as disclosed in the Company SEC Filings or Schedule
3.8 hereto supplied on the date hereof, there shall have occurred since December 31, 2000 one or more events, occurrences, states or actions that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company;

                  (e) the Company Board shall have publicly withdrawn, or modified or changed in a manner adverse to Parent and Purchaser (including by amendment of the Schedule 14D-9), its approval or recommendation of the Offer, the Merger or this Agreement, or shall have failed to make such favorable recommendation, or accepted, approved or recommended an Alternative Transaction, or the Company Board shall have resolved to do any of the foregoing, or publicly announced an intention to do any of the foregoing;

                  (f) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

                  (g) this Agreement shall have terminated in accordance with its terms;

which in the reasonable judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

         The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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